Exhibit 10.1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of October 1, 2018, is entered into by and among Peak Resorts, Inc., a Missouri corporation (the “Company”), and the shareholders listed on the signature pages hereto (each, a “Shareholder” and collectively, the “Shareholders”). Company and the Shareholders are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, concurrently with or following the execution of this Agreement, the Company and Snow Time, Inc., a Delaware corporation (the “Target”), have entered, or will enter, into a Stock Purchase Agreement (as the same may be amended from time to time, the “Purchase Agreement”), providing for, among other things, the acquisition of the outstanding capital stock of Target (the “Acquisition”) pursuant to the terms and conditions of the Purchase Agreement, including issuing shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in order to fund a portion of the purchase price;

WHEREAS, in connection with the Acquisition, the Company has received a commitment for a two-year senior secured term loan facility (the “Term Loan”) from Cap 1 LLC (“Cap 1”) in the amount of $50.0 million intended to fund a portion of the purchase price to be paid in cash pursuant to the Purchase Agreement and following the execution of this Agreement will enter into various financing agreements with Cap 1 relating to the Term Loan (as the same may be amended from time to time, the “Financing Agreements”);

WHEREAS, as a condition to providing the Term Loan, the Company will be required to exercise its existing option to require Cap 1 to purchase an additional 20,000 shares of the Company’s Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”) and warrants to purchase up to 2,026,500 additional shares of the Company’s Common Stock at exercise prices ranging from $6.50 per share to $9.00 per share, such warrants to expire 12 years from the date of issuance (the “Cap 1 Option Warrants”), as provided pursuant to the terms of the Securities Purchase Agreement between the Company and Cap 1, dated as of August 22, 2016 (the “Cap 1 Agreement”);

WHEREAS, as consideration for the Term Loan, and in lieu of fees, upon funding the Term Loan, the Company has also agreed to issue Cap 1 an additional warrant to purchase up to 1,750,000 shares of the Company’s Common Stock at $10.00 per share, which shall be immediately exercisable and expire ten years from the date of issuance (the “Financing Warrant”);

WHEREAS, upon exercise of the one-year extension of the Term Loan by the Company, the Company will be required to issue Cap 1 an additional warrant to purchase up to 666,667 shares of the Company’s Common Stock at $7.50 per share, which shall be immediately exercisable and expire ten years from the date of issuance (the “Extension Warrant”);

WHEREAS, following the closing of the Acquisition, and assuming consummation of the Term Loan financing and issuance of the new shares of Series A Preferred Stock, Cap 1 Option Warrants and Financing Warrant, Cap 1 and its affiliates will be the beneficial owners of approximately 54% of the Company’s Common Stock, assuming full conversion of the Series A Preferred Stock and full exercise of all warrants held by Cap 1 (except for the Extension Warrant);

WHEREAS, applicable Nasdaq Listing Rules require the Company to obtain shareholder approval of the issuance of securities in connection with the Acquisition if the potential issuance is equal to 20% or more of the number of shares of Common Stock or voting power outstanding;

WHEREAS, the issuance of the new shares of Series A Preferred Stock, Cap 1 Option Warrants, Financing Warrant and Extension Warrant will equal approximately 49% of the Company’s current voting power upon issuance and full conversion and exercise;

WHEREAS, the Company has described the material terms of the Purchase Agreement, the Term Loan and the transactions contemplated thereunder on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 24, 2018;

WHEREAS, in order to induce Company to enter into the Purchase Agreement and Financing Agreements, Shareholders are willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the shares of Common Stock and shares of Series A Preferred Stock of the Company beneficially owned as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange

Act”) by Shareholders and set forth on Schedule A attached hereto (the “Original Shares” and, together with any additional shares of Company Common Stock that become subject to this Agreement pursuant to Section 4 hereof, collectively the “Shares”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Representations of Shareholder.

    Each Shareholder represents and warrants to Company and to the other Shareholders that:

(a) Ownership of Shares. Shareholder: (i) is the Beneficial Owner of all of the Original Shares free and clear of all liens and limitations, other than those created by this Agreement; and (ii) has the sole voting power over all of the Original Shares.

(b) Disclosure of All Shares Owned. Shareholder does not Beneficially Own any shares of the Company’s capital stock other than: (i) the Original Shares; and (ii) any options, warrants, or other rights to acquire any additional shares of the Company’s capital stock or any security exercisable for or convertible into shares of the Company’s capital stock, set forth on Schedule A (collectively, “Options”).

(c) Power and Authority; Binding Agreement. Shareholder has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid, and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d) No Conflict. None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby, or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument or law applicable to Shareholder or to Shareholder’s property or assets.

(e) No Consents. No consent, approval, or authorization of, or registration, declaration, or filing with, any governmental entity or any other person or entity on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

(f) No Litigation. There is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) (each an “Action”) pending against, or, to the knowledge of Shareholder, threatened against or affecting, Shareholder that could reasonably be expected to materially impair or materially adversely affect the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

2.	Agreement to Vote Shares; Irrevocable Proxy.

(a) Agreement to Vote and Approve. Shareholder agrees during the term of this Agreement, at any annual or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of the Company Shareholders with respect to any of the following matters, to vote or cause the holder of record to vote the Shares: (i) in favor of (1) the issuance of the 20,000 shares of Series A Preferred Stock, Cap 1 Option Warrants, Financing Warrant, Extension Warrant and Common Stock upon conversion of the Series A Preferred Stock and exercise of the Cap 1 Option Warrants, Financing Warrant and Extension Warrant pursuant to the terms of the Term Loan and Financing Agreements (the “Nasdaq Proposal”); and (2) any proposal to adjourn or postpone such meeting of Shareholders of the Company to a later date if there are not sufficient votes to approve the Nasdaq Proposal; and (ii) against (1) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the Nasdaq Proposal, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Purchase Agreement, the Financing Agreements or of Shareholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be

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expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Acquisition or the fulfillment of Company’s conditions under the Purchase Agreement or the Financing Agreements.

(b) Irrevocable Proxy. Each Shareholder hereby appoints Company and any designee of Company, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 2(a). This proxy and power of attorney is given to secure the performance of the duties of each Shareholder under this Agreement. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of a Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

3.

Transfer and Encumbrance. Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, or convey any legal or beneficial ownership (as determined in accordance with Rule 13d-3 under the Exchange Act) interest in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law, or otherwise), or encumber (“Transfer”) any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein unless, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Company, to be bound by all of the terms of this Agreement. Any attempted Transfer of Shares or any interest therein in violation of this Section 3 shall be null and void.

4.

Additional Shares. Shareholder agrees that all shares of Company Common Stock that Shareholder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement and shall constitute Shares for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

5.

Termination. This Agreement shall terminate upon the earliest to occur of (the “Expiration Time”): (a) the date on which the Purchase Agreement is terminated in accordance with its terms; (b) December 1, 2018; and (c) the termination of this Agreement by mutual written consent of the Parties. Nothing in this Section 5 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to such termination.

6.

No Agreement as Director or Officer. The Shareholders make no agreement or understanding in this Agreement in a Shareholder’s capacity as a director or officer of the Company or any of its subsidiaries (if a Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by a Shareholder in such Shareholder’s capacity as such a director or officer, including in exercising rights under the Purchase Agreement or Financing Agreements, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict a Shareholder from exercising such Shareholder’s fiduciary duties as an officer or director to the Company or its shareholders.

7.

Stop Transfer Instructions.  At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, Shareholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

8.

Specific Performance. Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at law. Each Party hereto agrees that it will not seek, and agrees to waive any

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requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

9.	Miscellaneous.

(a) Further Assurances. Each Shareholder agrees, from time to time, at the reasonable request of Company and/or the other Shareholders and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b) Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the Parties hereto. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(a) Submission to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF MANHATTAN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(e).

(c) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(d) Counterparts. This Agreement may be executed in one or more counterparts and delivered via facsimile, e-mail or other means of electronic transmission, each of which shall be deemed to be an original but all of which together shall constitute one and the same original instrument.

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(e) Section Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(f) Assignment. Neither Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, legatees, devisees, executors, personal representatives and permitted successors and assigns. Any assignment contrary to the provisions of this Section 9(i) shall be null and void.

(g) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

[Intentionally Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Voting Agreement as of the date first written above.

COMPANY: PEAK RESORTS, INC.
By: ___________________________ Name: Timothy D. Boyd Title: President and CEO

SHAREHOLDER:
By: ___________________________________ Name: Title: